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                                                                 EXHIBIT 10.36





July 23, 1997


Larry Montgomery
President and COO
Multimedia Games, Inc.
7335 South Lewis, Suite 204
Tulsa, OK 74136

Dear Mr. Montgomery:

This letter is in response to your inquiry as to whether the National Indian Gaming Commission regards the game "MegaMania," as modified, as a Class II or Class III game under the Indian Gaming Regulatory Act (IGRA). We have reviewed the game and conclude that you may play your game, as discussed below, as a Class II game.

This opinion is based on one site visit where I observed a prototype of the game, a video tape which you made of that visit and a telefax received today, which makes a small but important change to the game. It is therefore based solely on my understanding of the game to be played as described below and will continue to be subject to our review and further site visits by our field investigators. If there are any changes made to the game as described or significant factors not discussed, such changes or differences might materially alter my opinion.

MegaMania is generally understood to be a game whereby not less than twelve players, situated in one or more of several Indian bingo halls, each of which have Electronic Player Stations (EPS), which are electronically interconnected, may simultaneously play the same game. An EPS unit is vertical standing structure with a computer, computer monitor and a bill acceptor. The player of MegaMania must pay the cashier as much as she chooses to have credited to his or her PIN number. The cashier enters the amount paid by the player into the computer system and gives the player a receipt with a PIN number to enter into the EPS. The player then sits in front of the EPS. This is a live game where balls are drawn for the bingo game with a traditional style bingo blower, keyed in by an operator and immediately transmitted to the tribal halls.
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The EPS monitor indicates when the bingo game will start, the amount of credit available and the game pattern to be played, and displays up to four bingo cards. Before play is started, the player may change cards. To start play, the player touches each card or touches "select all" to choose all four of the cards.

The monitor also projects images of three little ball men with numbers on them which run up into the top right hand corner of the screen and which represent the three balls drawn. The corresponding numbers are daubed on each card by the player touching each card or touching the daub all button. Each time three balls are drawn, a chip up or ante up system for payment is used. In other words, each time three balls are drawn a certain amount of money is required from the PIN credit for each card played. If a player fails to daub the card, the card is automatically deleted and no more money is required to play that card.

The game includes different traditional patterns and includes interim two, three, and four corner games played on the way to completion of the patterns. The amount a player wins on the interim games in dependent upon how many balls have been drawn. The monitor indicates when the player has won an interim two corners, three corners or four corners game. The monitor shows how many cards are in play and previous numbers that have been drawn. In addition, the monitor will indicate that a bingo has occurred, at what site the bingo has occurred, the serial number of the winning cards, and the amount won. If the player's credit runs out while she or he is playing, the player may simply continue play by placing dollar bills into the bill acceptor. A player cashes out by taking the original PIN number receipt back to the cashier.

As modified by Multimedia's July 23 telefax to me, the player must touch the screen, within about 5 seconds, to indicate a bingo to win. If a player fails to touch the screen the game will continue until there is a winner. In addition, the four corners games will also continue until there is a winner or until all players drop all cards.

The game, as described above, is materially different from the game as previously played. In our letter of March 28, 1997, we indicated that there were federal concerns that certain elements of the MegaMania game, as then configured, could be viewed as Class





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III. We requested that Multimedia make specific changes to the game, and submit the new version of the game, along with appropriate documentation, to the NIGC for review. We also requested that the company stop play of the MegaMania game as then configured within 14 days.

In Multimedia's letter of April 1, the new version of MegaMania was submitted. The new MegaMania game was described as identical to the MegaMania game reviewed on July 10, 1996, with the exception of the following changes, which were requested in our letter of March 28:

       1) the numbers or objects drawn for the bingo game are drawn with a bingo blower instead of by an electronic number generator or other similar device;

       2) an act is required by the card holder, after the balls are drawn, to daub the cards, instead of a fully automatic daubing system;

       3) an act is required by the card holder to indicate a bingo to win, instead of a fully automatic system; and

       4) the "consolation game" is deleted from the game, and replaced by a "four corners" game that requires players to match two, three or four of four corners of the bingo card to win. (This letter addition of a four corners game was not requested in our March 28 letter.)

We reviewed those changes and the materials submitted and concluded that the new version of MegaMania described in the letter of April 1, 1997, qualified as a Class II game. We further entered into a Memorandum of Understanding (MOU) between Multimedia Games and the NIGC that 1) created a timeframe for Multimedia Games to implement the changes to the MegaMania game, and 2) stated that the NIGC would not issue a Notice of Violation, Civil Fine or Temporary Closure Order during the pendency of the changes to the MegaMania game.

On April 30, 1997, Multimedia wrote a letter to the NIGC indicating one of the changes agreed to in the MOU would not be profitable and therefore the change would not be made. As a result of that letter, information received about the use of a bill-accepter and





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our subsequent understanding that the game was not going to be a live bingo game, we declared the MOU to be null and void. Multimedia later withdrew its April 30 letter. A July 23, 1997, letter telefaxed to me further modified the proposed game.

                                    ANALYSIS

"IGRA established the Commission to regulate Indian gaming, and specifically authorized the Commission to promulgate regulations and guidelines necessary to implement the provisions of the Act. See 25 U.S.C. Sections 2704, 2706(b)(10)." Shakopee Mdewakanton Sioux Community v. Hope, 16 F.3d 261, 263 (8th Cir. 1994). In April 1992, the Commission issued definition regulations.

Those definition regulations establish:

       Class II gaming means:

              (a) Bingo or lotto (whether or not electronic, computer, or other technologic aids are used) when players:

              (1) Play for prizes with cards bearing numbers or other designations;

              (2) Cover numbers or designations when object, similarly numbered or designated, are drawn or electronically determined, and

              (3) Win the game by being the first person to cover a designated pattern on such cards;

              (b) If played in the same location as bingo or lotto, pull-tabs, punch boards, tip jars, instant bingo, and other games similar to bingo ....

25 C.F.R. Section 502.3.

       Class III gaming means all forms of gaming that are not class I gaming or class II gaming, including but not limited to:

                     * * * *

       (b) Any slot machines as defined in 15 U.S.C. 1171(a)(1) and electronic or electromechanical facsimiles of any game of chance ....





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25 C.F.R. Section 502.4.

       Electronic, computer or other technologic aid means a device such as a computer, telephone, cable, television, satellite or bingo blower and that when used --

              (a) Is not a game of chance but merely assists a player of the playing of a game;

              (b) Is readily distinguishable from the playing of a game of chance on an electronic or electromechanical facsimile; and

              (c) Is operated according to applicable Federal communications law.

25 C.F.R. Section 502.7.

       Electronic or electromechanical facsimile means any gambling device as defined in 15 U.S.C. 1171(a)(2) or (3).

25 C.F.R. Section 502.8.

       Games similar to bingo means any game that meets the requirements for bingo under Sec. 502.3(a) of this part and that is not a house banking game under Sec. 501.11 of this part.

25 C.F.R. Section 502.9.

       The term "gambling device" is defined in the Johnson Act at 15 U.S.C. Sec. 1171(a) as:

       (1) any so-called "slot machine" or any other machine or mechanical device an essential part of which is a drum or reel with insignia thereon, and (A) which when operated may deliver, as the result of the application of an element of chance, any money or property or (B) by the operation of which a person may become entitled to receive, as the result of the application of an element of chance, any money or property; or

       (2) any other machine or mechanical device (including but not limited to, roulette wheels and similar devices) designed and manufactured primarily for use in connection





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       with gambling, and (A) which when operated may deliver, as the result of the application of chance, any money or property, or (B) by the operation of which a person may become entitled to receive, as the result of the application of an element of chance, any money or property; or

       (3) any subassembly or essential part intended to be used in connection with any such machine or mechanical device, but which is not attached to any such machine or mechanical device as a constituent part.

GAMES SIMILAR TO BINGO

As discussed in Shakopee Mdewakanton Sioux Community v. Hope, 798 F.Supp. 1399 (D.Minn. 1992), aff'd 16 F.3d 261 (8th Cir. 1994), to be a game similar to bingo, we must determine whether the statutory elements of bingo are essential to the game being presented. In this instance, it is clear that the statutory elements are key to the game.

The game clearly requires the players to use cards bearing numbers and requires the player to cover the numbers, by daubing the cards, when the three balls are drawn. Furthermore, the interim and final game of each play require a predesignated pattern.

It was not clear during my site visit that players would "win the game by being the first person to cover a designated pattern." 25 C.F.R. Section 502.3. It appeared that in both the interim and final games that there is a potential for having no winners for each of the games. Your subsequent July 23 changes, however, assure that there will be winners for each of the predesignated patterns.

Finally, a question has been raised about the ante up feature of your game. While I am cognizant of the similarities between such a feature and slot machines, this feature is not essential to the MegaMania game nor does it appear to impact negatively on our analysis of the statutory and regulatory criteria for "bingo" or a game "similar to bingo." The feature is essentially similar to the paper card "speed bingo" or "chip up bingo" games played in halls where the player antes up money for each number called. Therefore, while not traditional bingo, the ante up aspect does not change the





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game so fundamentally that it prevents me from ultimately determining that this is a game similar to bingo.

GAMBLING DEVICES UNDER U.S.C. Section 1171

Specifically included within the regulatory definition of Class III is "any slot machines as defined in 15 U.S.C. 1171(a)(1) and electronic or electromechanical facsimiles of any game of chance." Facsimiles is defined as any gambling device under 15 U.S.C. Sections 1171(a)(2) and (3). Therefore, if the game similar to bingo is using a gambling device, it would be transformed under NIGC regulations into a Class III game.

We are not prepared, at this time, to decide whether the game uses gambling devices. Furthermore, we believe that the manufacturer has made every effort to develop this game with the aid of technology rather than by using gambling devices. Therefore, we have determined that the tribes may play MegaMania without risk of an enforcement action by the NIGC.

Please be advised that this legal opinion is advisory in nature only and that it may be superseded, reversed, revised or reconsidered by a subsequent General Counsel or Chairman of the Commission. Furthermore, if there are any changes made to the game as described, such changes might materially alter our conclusion.

Finally, by issuing this opinion, we do not speak on behalf of the Department of Justice or the United States Attorneys who share enforcement responsibilities with the NIGC over gambling devices.

                                      Sincerely,


                                      Penny J. Coleman
                                      Acting General Counsel





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